Exhibit 10.44

No. Luo Yin (2010) Nian [Zhengzhou Fen] Hang Ge Zui Gao Bao Zi 100202D210001000B

MAXIMUM AMOUNT PERSONAL GUARANTEE CONTRACT

(For Corporation)

BANK OF LUOYANG CITY

Guarantor: Wang Xinshun

Creditor: Zhengzhou Branch of the Bank of Luoyang

In order to ensure the realization of the credits of the creditors the guarantor intends to provide the security of the series debt, for the Debtor Henan Shuncheng Group Coal Coke Co. Ltd., under the principal contract entered into by the both parties. The guarantor and the creditor, upon consensus relevant laws and regulation and other relevant laws and regulations, enter into this contract (in order to execute and comply with the agreement).

Article 1  The principal credit to be secured hereunder refers to the credits incurred by the continuous loan, bank of acceptance, discount and guarantee letter released by the creditor, of which the maximum amount is RMB 20,000,000.00 and interest (including compound interest and penalty interest), liquidated damages, damage awards and expenses incurred due to the realization of credit by the creditor (including but not limited to expenses or fees of litigation, arbitration, property preservation, assessment, auction, execution and business travel), from January 28, 2010 to January 27, 2011.

Article 2   The guarantors shall bear the joint and several guarantee liabilities.

Article 3   At any time of the aforementioned period, as long as the remaining sum of the credits, which the debtor has not repaid to the creditor, has not exceeded the maximum amount hereunder, the creditor can continuously and repeatedly grant loans to the debtor and to grant other bank loans, and the guarantor shall provide the continuous and joint guarantee to the creditor within the maximum amount to the credits due to the loan released by the creditor, no matter the times and amount of every time nor the implementation expiration date of each loan exceeding the aforesaid the period.

Article 4     Within the period of the Article 1 the principal contract shall be the series contracts, agreements and other legal documents entered into by and between the creditor and the debtor to form creditor’s right and debt relationship.

Article 5      Within the duration provided herein and maximum amount, when the creditor releases loan or provides other credits, the security procedure may not be handled case by case.

Article 6      Duration of the guarantee: two years commencing from the expiration date of the implementation of each principal debt.
In the event that the creditor calls in the loan in advance in accordance with the principal contract the duration of the guarantee shall be two years from the second day of the notice issued by the creditor to the debtor for repayment.
Where the loan shall be repaid by installments according to the principal contract, the duration of the guarantee shall be two years from the due date of the whole loan.

Article 7      Warranties of the guarantor
7.1	To provide the relevant in accordance with the requirements of the creditor and shall be liable of the authenticity, integrity and effectiveness of such materials.
7.2	The guarantor shall actively cooperate with the creditor to supervise the usage situation of the loan of the debtor.
7.3	In the event that the name, legal address, telephone number, mail address, employer and income situation is changed it shall notice the creditor in writing 10 days in advance.
7.4
If the major incidents of the guarantor himself or his properties happens or the guarantor involves in major economic disputes, which could influence his security ability, the guarantor shall notice the creditor after 3 days.

7.5
During the period of the guarantee, the guarantor shall not provide the security which exceed the security ability of the guarantor to any other party without the written consent of the creditor, or provide the mortgage or lien on his major assets for himself, which could influence the security ability under this contract.

7.6
In the event that the creditor declares the expiration of the debt in advance or termination of the contract, the guarantor shall bear the security liabilities according to the requirements of the creditor.

7.7	As for all of the payable funds under the guarantee, the guarantor agrees that the creditor withdraw the corresponding amount of funds from the bank account (of Bank of Luoyang) of the guarantor.
7.8
The guarantor acknowledges that should the creditor and the debtor agree to modify the provisions of this contract, such modifications shall be considered to have obtained the consent of the guarantor and the guarantee responsibilities of the guarantor shall not be affected due to such modifications.

7.9
During the duration of this guarantee in the event that the interest under the principal contract is changed due to the adjustment of the specified interest of the government such adjustment shall be considered to have obtained the consent of the guarantor and the guarantee responsibilities of the guarantor shall not be affected due to such adjustments.

Article 8    The guarantee liabilities of the guarantor shall not be affected due to the invalidity of the principal contract, which means that the effectiveness of this guarantee contract is independent from that of the principal contract. If the principal contract is verified to be invalid the guarantor shall bear the joint liabilities of the debt incurred by repayment of the properties or compensation for loss.

Article 9    Upon the effectiveness of this contract in the event that any party, which fails to perform or partially fails to perform the obligations hereunder, shall pay the damage equivalent to the amount of 10% of the total amount under the guarantee scope and compensate all the loss incurred to the other party.

Article 10  Other Clauses:                              /

Article 11  Any disputes arising out of, or in connection with the execution of this contract shall be settled through the consultations between two parties; where the agreements fail to be reached through such consultation, such disputes shall be brought to the court which locates in the domicile of the creditor or arbitration institution. During the period of the suit or arbitration, the provisions not related to the resolution of disputes shall still continue to be implemented.

Article 12   This contract has two originals, which are identical to each other with each of the parties holding one copy. Each copy has the same legal effect.

The guarantor (seal) /s/ Wang Xinshun	The creditor (seal) [illegible]

ID number:	Legal Representative (Main Responsible Officer) Authorized Agent:
Date: 28 January 2010	Date: 28 January 2010